Filed Pursuant to Rule 424(b)(3)
Registration No. 333-68513-08

SUPPLEMENT
To Prospectus Supplement dated August 27, 1999

$247,020,788 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 1999-ALS3

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
 Master Servicer

On August 30, 1999, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 1999-ALS3 (the “Certificates”) were issued in an original aggregate principal amount of approximately $247,020,788.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of August 1, 1999 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and U.S. Bank National Association, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004

STRUCTURED ASSET SECURITIES CORP .
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 1999-ALS3

REPORTS TO CERTIFICATEHOLDERS

Distribution Date : October 25, 2004
Class	Original Certificate Face Value	Beginning Certificate Balance	Principal Distribution	Class Accrued Interest Distributed	Realized Loss Principal of Allocated	Net Prepayment Interest Shortfall	Current Interest Shortfall	Outstanding Interest Shortfall	Ending Certificate Balance

1-CB	$83,692,000.00	$3,565,691 .20	$395,336.39	$21,542.72	$0 .00	$0.00	$0.00	$0.00	$3,170,354.81
1-PO
	$347,058.00	$51,207 .43	$6,419.98	$0.00	$0 .00	$0.00	$0.00	$0.00	$44,787 .45
(1)
2-NC	$144,842,000.00	$3,130,534.13	$791,857.40	$18,913.64	$0 .00	$0.00	$0 .00	$0.00	$2,338,676 .73
2-PO
	$936,630.00	$159,425.69	$16,065 .46	$0.00	$0.00	$0.00	$0 .00	$0.00	$143,360.23
(1)
B1	$9,795,000.00	$8,626,963.80	$348,219 .30	$52,121 .24	$0.00	$0.00	$0 .00	$0.00	8,278,744.50
B2	$4,520,000.00	$4,302,858.00	$5,302 .54	$25,996.43	$0.00	$0.00	$0 .00	$0.00	4,297,555 .46
B3	$2,888,000.00	$2,749,259.75	$3,387 .99	$16,610.11	$0.00	$0.00	$0 .00	$0.00	2,745,871 .76
B4	$1,381,000.00	$1,314,656.41	$1,620 .09	$7,942.72	$0.00	$0.00	$0 .00	$0.00	1,313,036 .32
B5	$1,004,000.00	$955,767.57	$1,177 .82	$5,774.43	$0.00	$0.00	$0 .00	$0.00	954,589 .75
B6*	$1,762,863 .18	$129,973.47	$160 .14	$785.26	$0.00	$0.00	$0 .00	$0.00	129,813 .33
R	$100.00	$100.00	$0 .00	$0.60	$0.00	$0.00	$0.00	$0.00	$100 .00
	$251,168,651 .18	$24,986,437.45	$1,569,547 .11	$149,687.15	$0.00	$0.00	$0.00	$0.00	$23,416,890 .34

(1) Classes 1-AP and 2-AP are principal only securities and will not receive interest payments

(2) Class B6 Interest includes recoveries on prior losses of: 0.00

(3) Net Prepayment Interest Shortfall includes Relief Act Interest Shortfall

Class	Cusip	Beginning Balance	Principal Distribution	Interest Distribution	Realized Loss of Principal Allocated	Remaining Balance	Current Period Pass-Through Rate
1-CB	863572F32	42 .60492281	4 .72370585	0.25740477	0.00000000	37 .88121696	7.25000%
1-PO	863572F40	147 .54718232	18.49829135	0.00000000	0.00000000	129 .04889096	NA
2-NC	863572F57	21 .61344175	5.46704271	0.13058119	0.00000000	16 .14639904	7.25000%
2-PO	863572F65	170.21202609	17.15240810	0 .00000000	0.00000000	153 .05961799	NA
B1	863572F73	880.75179173	35.55071975	5 .32120878	0.00000000	845.20107198	7.25000%
B2	863572F81	951 .95973451	1.17312832	5.75142257	0.00000000	950.78660619	7.25000%
B3	863572F99	951 .95974723	1.17312673	5.75142313	0.00000000	950.78662050	7.25000%
B4	863572G31	951 .95974656	1.17312817	5.75142650	0.00000000	950.78661839	7.25000%
B5	863572G49	951 .95973108	1.17312749	5.75142430	0.00000000	950.78660359	7.25000%
B6	863572G56	73 .72862028	0.09084086	0.44544580	0.00000000	73 .63777942	7 .25000%
R	863572G23	1000.00000000	0 .00000000	6.00000000	0.00000000	1000.00000000	7 .25000%

Call (800) 934-6802 with any questions regarding this statement or your distribution.

U.S BANK NATIONAL ASSOCIATION .

STRUCTURED ASSET SECURITIES CORP .
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 1999-ALS3

REPORTS TO CERTIFICATEHOLDERS

Trust Agreement Dated August 1, 1999
(Pursuant to Section 4.03)
	Group 1	Group 2	Total
i) Beginning Aggregate Scheduled Principal Balance	$10,660,997.89	$14,325,439.67	$24,986,437.56
Scheduled Principal	$11,797.39	$18,825.34	$30,622.73
Curtailments	$1,792 .59	$6,398.09	$8,190.68
Paid in Full	$493,299.54	$1,037,434.19	$1,530,733 .73
Liquidation Proceeds	$0.00	$0.00	$0.00
Insurance Proceeds	$0.00	$0.00	$0.00
Realized Loss	$0 .00	$0.00	$0.00
Ending Aggregate Scheduled Principal Balance	$10,154,108.37	$13,262,782 .05	$23,416,890.42
Non-PO Balance	$10,609,790.49	$14,166,013 .98	$24,775,804.47

ii) Aggregate Advances	Group 1	Group 2	Total .
Principal Advances	$15,951 .25	$60,219.84	$76,171 .09
Net Interest Advances	$92,676.54	$350,181 .29	$442,857.83

iii) Realized Losses

	Realized Losses		Special Hazard Loss Amount			Fraud Loss Amount		Bankruptcy Loss Amount
Current :	Count	Balance	Count		Balance	Count	Balance	Count	Balance
Group 1	0	$0.00		0	$0 .00	0	$0.00	0	$0.00
Group 2	0	$0.00		0	$0 .00	0	$0.00	0	$0.00
Total	0	$0 .00		0	$0.00	0	$0.00	0	$0.00
	Realized Losses		Special Hazard Loss Amount			Fraud Loss Amount		Bankruptcy Loss Amount
Cumulative :	Count	Balance	Count		Balance	Count	Balance	Count	Balance
Group 1	6	$259,589.40		0	$0.00	0	$0.00	0	$0.00
Group 2	7	$1,285,505.17		0	$0.00	0	$0.00	0	$0.00
Total	13	$1,545,094.57		0	$0.00	0	$0.00	0	$0.00
Loss Limits :		NA			$810,149.69		$0.00		$180,000.00

	Group 1	Group2	Total
iv) Servicing Fee	$2,221 .03	$2,984.48	$5,205 .51

STRUCTURED ASSET SECURITIES CORP .
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 1999-ALS3

REPORTS TO CERTIFICATEHOLDERS

	Outstanding Loans		31-60 Days Delinquent		61-90 Days Delinquent		91 Days or More Delinquent
	Count	Balance	Count	Balance	Count	Balance	Count	Balance
Group 1	103	$10,154,108 .37	2	$128,950.32	0	$0.00	2	$310,034.24
Group 2	31	$13,262,782.05	1	$647,669.25	0	$0.00	2	$1,235,765 .06
Total	134	$23,416,890.42	3	$776,619.57	0	$0.00	4	$1,545,799 .30

vi) Delinquency Information for Mortgage Loans in Foreclosure Proceedings

		31-60 Days Delinquent		61-90 Days Delinquent			91 Days or More Delinquent
		Count	Balance	Count	Balance		Count	Balance
Group 1		0	$0.00		0	$0.00	1	$80,702.43
Group 2		0	$0.00		0	$0.00	0	$0.00
Total		0	$0.00		0	$0.00	1	$80,702.43

vii) Mortgage Loans in REO Property

Group	Loan Number		Principal Balance	Deemed Principal Balance
2	7330806		$381,633 .94	$386,302 .64
2	7343411		$339,894.55	$348,081 .83

Group 1 Total: $0.00 $0.00
Group 2 Total: $721,528.49 $734,384.47
Total :			$721,528.49		$734,384.47
* Loans becoming REO Property during preceding calendar month

		Group	Deleted Loan Number	Deleted Principal Balance	Substitute Loan Number	Substitute Principal Balance
viii) Deleted and Qualifying Sustitute Mortgage Loans
		None	None	None	None	None

ix) Current Period Unpaid Certificate Principal and Interest Distributions
	Scheduled Principal	Principal Distribution	Principal Shortfall	Accrued Interest	Interest Distribution	Interest Shortfall
1	$395,336.39	$395,336.39	$0.00	$21,542.72	$21,542 .72	$0.00
CB
1	$6,419 .98	$6,419 .98	$0.00	$0.00	$0 .00	$0.00
PO
2	$791,857 .40	$791,857 .40	$0.00	$18,913 .64	$18,913.64	$0.00
NC
2	$16,065.46	$16,065 .46	$0.00	$0.00	$0.00	$0.00
PO
B1	$348,219.30	$348,219 .30	$0.00	$52,121 .24	$52,121 .24	$0.00
B2	$5,302.54	$5,302 .54	$0.00	$25,996.43	$25,996.43	$0.00
B3	$3,387.99	$3,387 .99	$0.00	$16,610.11	$16,610.11	$0.00
B4	$1,620.09	$1,620 .09	$0.00	$7,942.72	$7,942.72	$0.00
B5	$1,177.82	$1,177 .82	$0.00	$5,774.43	$5,774.43	$0.00
B6	$160.17	$160 .14	$0.03	$785 .26	$785.26	$0.00

x) Purchased Mortgage Loans			Group	Loan Number	Principal Balance
			None	None	None

xi) Subordinate Certificate Writedown
Amount :
Class B-1	0.00
Class B-2	0.00
Class B-3	0.00
xii) Class PO Deferred Amounts paid :			Class 1-PO	0.00
			Class 2-PO	0.00